Exhibit 10.1

RETIREMENT TRANSITION AGREEMENT

    This Retirement Transition Agreement (the “Agreement”) is made as of August 4, 2023 by and between OWENS CORNING, a Delaware corporation and its related entities (the “Company”), and Dan Smith, an employee of the Company (“Executive”). Executive has 21 days to consider and execute this Agreement and 7 days to revoke this Agreement after Executive has executed this Agreement.

    WHEREAS, Executive has expressed the desire to retire (representing a voluntary termination of Executive’s employment) within the next six to twelve months, and the Company has expressed the desire for an orderly transition of responsibilities; and

WHEREAS, The parties have identified February 15, 2024 as Executive’s final day of employment (the “Retirement Date”); and

WHEREAS, the Company has agreed to allow Executive to transition to part-time work consistent with its Phased Retirement Program under the limited circumstances identified below, with the intent to fully comply with Section 409A of the Internal Revenue Code (“Section 409A”);

    NOW THEREFORE, the parties hereto agree as follows:

1. Continued Provision of Services. Executive agrees to provide services through the Retirement Date, with changes to his responsibilities and work schedule effective September 1, 2023 (the “Transition Date”). Notwithstanding anything in this Agreement or otherwise to the contrary, Executive and the Company agreed that the operation of this Agreement and Executive’s cessation of service to the Company under this Agreement (including any changes in Executive’s employment, duties, and responsibilities hereunder) shall not be considered any kind of Company-initiated termination of employment or any kind of constructive termination of Executive’s employment, including for purposes of any compensation plans, programs, arrangements, or agreements regarding the Company and Executive. As of the Transition Date, Executive’s responsibilities will permanently change, as follows:

•Hours reduction of at least 80%; Executive will transition from a full-time Executive Vice President (50 hours per week) to a part-time Executive Consultant (no more than 8 hours per week);
•Base salary reduction of 80% to new annualized salary of $124,000 per year;
•Annual Incentive Rate of 75% of new base salary in the Owens Corning 2021 Corporate Incentive Plan (CIP) award for 2023;
•No new equity grants under the Company’s Stock Plan, with continued vesting of existing equity grants through the Retirement Date, and treatment of such existing equity grants as required by existing grant agreements, including any continued vesting beyond the Retirement Date only as required by existing grant agreements;
•Continued access to Company benefits while employed through the Retirement Date, consistent with the standard terms of the Company’s “Phased Retirement Program,” which exists for employees at all levels of the Company and is designed to reduce hours/pay (but not benefits) during a transition toward an irrevocable retirement date. Upon request, Executive agrees to separately execute a standard Phased Retirement letter, with the parties’ understanding that it cannot supersede the terms of this Agreement; and
•Executive shall no longer serve as an Executive Officer as of the Transition Date due to the change in Executive’s responsibilities, which will no longer include leading any of the Company’s businesses or setting Company policy
2. Types of Services. The types of services provided by Executive will change as of the Transition Date. He will no longer be an Executive Vice President and will function as an employee serving in the role of Executive Consultant, providing transition advice and consultation to the leaders of his existing teams and to the Chief Executive Officer, each as more fully described in the separate document describing such services and provided to Executive in conjunction with this Agreement (“Description of Services”). Executive and the Company intend to treat the Transition Date as the date of Executive’s “separation from service” for the purposes of Section 409A.

3. Retirement Benefits. Executive’s eligibility for the Company’s retirement benefits, including payments and vestings under the Non-Qualified Deferred Compensation Plan and the Company’s Stock Plan, shall each continue to be governed by the applicable Plan Documents and award Agreements. The Parties also agree the Company will provide Executive with access to unsubsidized retiree health care until he becomes eligible for Medicare, and that Executive will not participate in the CIP for any award in 2024 or thereafter.

4. Location. The parties agree Executive will travel to the WHQ (or where he is needed) at the Company’s request.

5. Restrictive Covenants. Executive acknowledges that he is bound by existing covenants to not: (1) compete with the Company; (2) solicit employees away from the Company; and/or, (3) disclose the Company’s confidential information. Executive agrees to continue to honor these restrictive covenants. Notwithstanding anything in this Agreement or otherwise to the contrary, nothing in this Agreement or otherwise prevents Executive from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations (and, for the purpose of clarity, Executive is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

6. Release. Executive fully and forever releases and discharges the Company and its affiliates and agents from any and all claims and actions of every kind, nature and description, including by way of illustration and not limitation, any claim of discrimination, harassment or discriminatory treatment, including any claim under the Age Discrimination In Employment Act as amended, the Older Worker’s Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and similar state or local laws, breach of express or implied contract, wrongful or constructive discharge, interference with contract, breach of public or corporate policy, practice or procedure, negligence, violation of ERISA, loss of consortium, loss of pension or other benefits, fraud, misrepresentation, defamation, libel, slander, intentional infliction of emotional distress, and/or all other claims or derivative claims of tortuous conduct, statutory or constitutional violation, whether in law or equity, known or unknown, of every kind, nature and description, including all claims arising out of or in connection with Executive’s employment or separation from employment with the Company, from the beginning of the world up to the date of the signing of this Agreement. Likewise, Executive affirms he is not aware of any circumstances that would form the basis of such claims. Executive agrees to execute an additional Release upon Retirement Date. Executive also agrees to return all Company property upon Retirement Date.

7. Clawback. Notwithstanding anything in this Agreement to the contrary, Executive acknowledges and agrees that this Agreement and any compensation or other benefits or amounts described herein are subject to the terms and conditions of the Company's clawback policy or policies as may be in effect from time to time, including specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Company’s securities may be traded) (collectively, the “Compensation Recovery Policy). Applicable sections of this Agreement and/or any related documents shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof. By signing this Agreement, Executive acknowledges and agrees that Executive consents to be bound by the terms of this Agreement, and including its clawback provisions (and consents to fully cooperate with the Company in connection with any of the undersigned obligation pursuant to the Agreement and its clawback provisions).
Acknowledgment. By signing below, the parties are acknowledging that they have read this Agreement consisting of seven (7) numbered paragraphs, they understand this Agreement, and they agree to be legally bound by this Agreement.

AGREED TO AND ACCEPTED:

/s/ Paula Russell                      /s/ Dan Smith
Paula Russell, EVP & CHRO                 Dan Smith
Date: August 4, 2023                     Date: August 4, 2023